Grant Thornton

Audit • Tax • Advisory

Grant Thornton LLP
175 W Jackson Boulevard, 20th Floor
Chicago, IL 60604-2687

T 312.856.0200
F 312.565.4719
www.GrantThornton.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 26, 2009, with respect to the financial statements and financial highlights of The Bruce Fund appearing in the June 30, 2009 Annual Report to Shareholders, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the headings "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Grant Thornton LLP

Chicago, Illinois
October 28, 2009